Exhibit 99.3

YRC WORLDWIDE INC.

Offer to Exchange, Solicitation of Mutual Release and Consent Solicitations

Pursuant to the Prospectus, dated November 9, 2009

for Any and All of the

Outstanding $2,350,000 Aggregate Principal Amount of

5.0% Contingent Convertible Senior Notes due 2023 (CUSIP No. 985509 AN 8),

Outstanding $234,487,000 Aggregate Principal Amount of

5.0% Net Share Settled Contingent Convertible Senior Notes due 2023 (CUSIP 98557 AA 3),

Outstanding $5,384,000 Aggregate Principal Amount of

3.375% Contingent Convertible Senior Notes due 2023 (CUSIP 985509 AQ 1),

Outstanding $144,616,000 Aggregate Principal Amount of

3.375% Net Share Settled Contingent Convertible Senior Notes due 2023 (CUSIP 985577 AB 1), Outstanding $150,000,000 Aggregate Principal Amount of

8 1/2% Guaranteed Notes due April 15, 2010 (CUSIP 916906 AB 6),

Solicitation to become party to the Mutual Release, and

Solicitation of Consents to Proposed Amendments to the Related Indentures

EACH OF THE OFFER TO EXCHANGE AND THE PERIOD FOR A NOTEHOLDER TO BECOME PARTY TO THE MUTUAL RELEASE AND TO CONSENT TO THE PROPOSED AMENDMENTS TO THE RELATED INDENTURES WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2009, UNLESS EXTENDED BY US (THE “EXPIRATION DATE”). WITH RESPECT TO ANY SERIES OF OLD NOTES, TENDERS MAY NOT BE WITHDRAWN AFTER 11:59 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

November 9, 2009

To Our Clients:

This letter relates to the offer by YRC Worldwide Inc. (the “Company”) to exchange (the “offer to exchange”) the number of shares of its common stock and new preferred stock for each $1,000 of principal amount of each series of outstanding notes (the “old notes”) as set forth in the summary offering table on the inside front cover of the prospectus dated November 9, 2009 as filed with the Securities and Exchange Commission (as may be amended or supplemented, the “Prospectus”), in accordance with and subject to the terms and conditions set forth in the Prospectus, a copy of which accompanies this letter, and the letter of transmittal (as each may be amended or supplemented from time to time) (collectively, the “Offer Documents”). Certain terms used and not defined herein shall have the respective meanings ascribed to them in the Prospectus.

Concurrently with the offer to exchange, the Company is soliciting consents (“consent solicitations”) from the holders of the old notes to amend (the “proposed amendments”) the terms of the debt instruments that govern each series of old notes. The proposed amendments would (a) waive any and all existing defaults and events of default that have arisen or may arise under the old notes, (b) remove substantially all material affirmative and negative covenants (except those relating to conversion rights, as applicable) and (c) will eliminate or modify the related events of default other than the obligation to pay principal and interest and those relating to conversion rights, as applicable. Each holder that tenders old notes in the exchange offers will be deemed to have consented to the proposed amendments. Holders may not deliver consents to the proposed amendments without tendering their old notes, and holders may not tender their old notes without delivering consents.

Also concurrent with the exchange offers, the Company is soliciting holders to become party to a mutual release (the “solicitation of mutual release” and together with the offer to exchange and the consent solicitations, the “exchange offers”). Holders who tender their old notes are required to become parties to, and thereby will become obligors and beneficiaries of, a release under which the parties to the release, which include the holders that participate in the exchange offers and the Company, will agree to release the other parties to the release and certain of their related parties from every, any and all claims that such party and its related parties ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, act, failure to act, transaction, event, occurrence, cause or thing whatsoever that is directly or indirectly relating to the old notes, the indentures relating to the old notes and these exchange offers, subject to limited exceptions set forth in the mutual release, the full text of which is set forth as Exhibit A to the letter of transmittal. Holders who tender all or a portion of their old notes in the exchange offers are obligated to become parties to the mutual release with respect to the tendered notes. Holders may not revoke a mutual release without withdrawing from the exchange offers the previously tendered old notes to which such mutual release relates. The act of tendering old notes pursuant to the exchange offers shall constitute an agreement to become bound by, and a beneficiary of, the mutual release. The mutual release will be conditioned upon, and will not become effective until, the consummation of the exchange offers.

This material is being forwarded to you as the beneficial owner of the old notes held by us for your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS A PARTICIPANT IN THE DEPOSITORY TRUST COMPANY PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the old notes held by us for your account, to become party to the mutual release and to consent to the proposed amendments applicable to such old notes, pursuant to the terms and conditions set forth in the enclosed Offer Documents. You may only tender your old notes by book-entry transfer of the old notes into the exchange agent’s account at The Depository Trust Company. We urge you to read carefully the applicable Offer Documents, including the documents incorporated by reference therein, and the related letter of transmittal before instructing us to tender your old notes. IF YOU ARE NOT AN UNITED STATES RESIDENT, YOU MAY ONLY PARTICIPATE IN THE EXCHANGE OFFERS IF YOU ARE A “NON-U.S. QUALIFIED OFFEREE” (AS DEFINED IN THE PROSPECTUS). Copies of Offer Documents (including the related letter of transmittal) may be requested directly from Global Bondholder Services Corporation, 65 Broadway – Suite 723, New York, New York 10006 Attention: Corporate Actions, (212) 430-3774 or fax (212) 430-3775.

Your instructions should be returned to us as promptly as possible in order to permit us to tender the old notes on your behalf in accordance with the provisions of the exchange offers. The exchange offers will expire at 11:59 p.m., New York City time, on December 7, 2009, unless extended. Any old notes tendered pursuant to the exchange offers may be withdrawn at any time before 11:59 p.m., New York City time, on December 7, 2009.

Your attention is directed to the following:

1. The exchange offers are for any and all old notes.

2. The exchange offers are subject to certain conditions. See the section of the Prospectus captioned “The Exchange Offers—Conditions to the Exchange Offers.”

3. The Company will pay or cause to be paid any transfer taxes incident to the transfer of the old notes to us.

4. Each holder who tenders old notes in the exchange offers will be deemed to have consented to the proposed amendments in respect of the debt instruments governing their old notes. Holders may not tender their old notes in the exchange offers without delivering consents to the proposed amendments, and holders may not deliver consents to the proposed amendments pursuant to the consent solicitations without tendering their old notes.

5. Each holder who tenders old notes in the exchange offers will be deemed to have agreed to become party to the mutual release. Holders may not tender their old notes in the exchange offers without agreeing to become party to the mutual release, and holders may not agree to become party to the mutual release without tendering their old notes.

If you wish to have us tender your old notes, your agreement to become party to the mutual release and your consent to the proposed amendments applicable to such old notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter.

Very truly yours,

INSTRUCTIONS TO THE DEPOSITORY TRUST COMPANY PARTICIPANT

The undersigned acknowledge(s) receipt of your letter relating to the exchange offers with respect to the old notes.

This will instruct you to tender the aggregate principal amount at maturity of old notes indicated below held by you or for the account or benefit of the undersigned (or, if no amount is indicated below, for all of the aggregate principal amount at maturity of old notes held by you for the account or benefit of the undersigned) upon the terms and subject to the conditions set forth in the Offer Documents.

DESCRIPTION OF OLD NOTES TENDERED

☐	Please do not tender any old notes held by you for my account.

☐	Please tender the old notes held by you for my account as indicated below:

Old Notes	CUSIP	Amount of Old Notes to be Tendered
5.0% Contingent Convertible Senior Notes due 2023	985509 AN 8
5.0% Net Share Settled Contingent Convertible Senior Notes due 2023	985577 AA 3
3.375% Contingent Convertible Senior Notes due 2023	985509 AQ 1
3.375% Net Share Settled Contingent Convertible Senior Notes due 2023	985577 AB 1
8 1/2% Guaranteed Note due April 15, 2010	916906 AB 6

ALL HOLDERS, PLEASE COMPLETE THE FOLLOWING: Dated:                    , 2009

Signature(s):

Print Name(s) and Title here:

Print Address(es):

(Include Zip Code)

Area Code and Telephone Number(s):

Tax Identification or Social Security Number(s):

None of the old notes held by us for your account will be tendered, no agreement to become party to the mutual release will be given and no consent will be given in respect of the proposed amendments unless we receive written instructions from you to do so. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the old notes held by us for your account.

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